Exhibit 99.1

Press Release Dated July 25, 2016

NEWS RELEASE

July 25, 2016

Farmers Capital Bank Corporation Announces Common Dividend

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) announced today that its Board of Directors approved a quarterly cash dividend on the Company’s common stock of $0.07 per share. The quarterly $0.07 per share dividend represents an annualized yield of 0.95% based on the closing price of $29.57 on July 22, 2016. The dividend is payable on October 1, 2016 to shareholders of record at the close of business on September 1, 2016. The Company currently has approximately 7.5 million shares outstanding.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 34 banking locations in 21 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.